Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 20 ) of our report dated October 28, 2016 (except for the effects of the stock split described in Note 10, as to which the date is December 15, 2016) relating to the consolidated financial statements of Boxlight Corporation (formerly known as Logical Choice Corporation) as of December 31, 2015 and 2014 and for the years then ended and our report dated May 13, 2016, except for the effects of the restatements as to which the date is July 8, 2016, relating to the combined financial statements of Boxlight, Inc., Boxlight Latinoamerica, S.A. DE C.V. and Boxlight Latinoamerica Servicios, S.A. DE C.V. as of December 31, 2015 and 2014 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
January 12, 2017